Provident Financial Services, Inc. Announces First Quarter Earnings
and Declares Quarterly Cash Dividend

ISELIN, NJ, April 24, 2025 - Provident Financial Services, Inc. (NYSE:PFS) (the “Company”) reported net income of $64.0 million, or $0.49 per basic and diluted share for the three months ended March 31, 2025, compared to $48.5 million, or $0.37 per basic and diluted share, for the three months ended December 31, 2024 and $32.1 million, or $0.43 per basic and diluted share, for the three months ended March 31, 2024. Net income for the three months ended March 31, 2025 was negatively impacted by a $2.7 million write-down on a foreclosed property, partially offset by a $624,000 profit on fixed asset sales related to the consolidation of three branches. While there were no transaction costs related to our merger with Lakeland Bancorp, Inc. (“Lakeland”) for the 2025 period, these costs totaled $20.2 million for the three months ended December 31, 2024 and $2.2 million for the three months ended March 31, 2024, respectively.
Anthony J. Labozzetta, President and Chief Executive Officer commented, “With the integration of Lakeland behind us, we are starting to see the benefits of the transaction come to fruition. We are very pleased with our first quarter financial results and encouraged by the promising start to the year. Despite ongoing uncertainty in the markets, our core businesses, credit quality and risk management remain strong. Our team is focused on building the business, delivering exceptional customer service and creating value for all stakeholders while remaining agile in this rapidly changing economic and regulatory environment."
Performance Highlights for the First Quarter of 2025
•Adjusted for a one-time write-down on a foreclosed property in the current quarter, as well as transaction costs related to the merger with Lakeland in prior quarters, the Company's annualized adjusted returns on average assets, average equity and average tangible equity(1) were 1.11%, 10.13% and 16.15% for the quarter ended March 31, 2025, compared to 1.05%, 9.53% and 15.39% for the quarter ended December 31, 2024. A reconciliation between GAAP and the above non-GAAP ratios is shown on page 11 of the earnings release.
•The Company's annualized adjusted pre-tax, pre-provision returns on average assets, average equity and average tangible equity(2) were 1.61%, 14.63% and 21.18% for the quarter ended March 31, 2025, compared to 1.53%, 13.91% and 20.31% for the quarter ended December 31, 2024. A reconciliation between GAAP and the above non-GAAP ratios is shown on page 11 of the earnings release.
•The Company’s total commercial and industrial ("C&I") loan portfolio increased $74.3 million, or 6.5% annualized, to $4.68 billion as of March 31, 2025, from $4.61 billion as of December 31, 2024. Additionally, the Company's total commercial portfolio increased $150.0 million, or 3.8% annualized to $16.19 billion as of March 31, 2025, from $16.04 billion as of December 31, 2024.
•The net interest margin increased six basis points to 3.34% for the quarter ended March 31, 2025, from 3.28% for the trailing quarter, while the core net interest margin, which excludes the impact of purchase accounting accretion and amortization, increased nine basis points from the trailing quarter to 2.94%. The average yield on total loans decreased four basis points to 5.95% for the quarter ended March 31, 2025, compared to the trailing quarter, while the average cost of deposits, including non-interest-bearing deposits, decreased 14 basis points to 2.11% for the quarter ended March 31, 2025.
•The Company recorded a $325,000 provision for credit losses on loans for the quarter ended March 31, 2025, compared to a $7.8 million provision for the trailing quarter. The decrease in the provision for credit losses for the quarter was primarily attributable to the change in a qualitative factor indexed to the forecasted unemployment rate that resulted in a decrease in reserves required on pooled loans within our Current Expected Credit Loss ("CECL") model. The allowance for credit losses as a percentage of loans decreased to 1.02% as of March 31, 2025, from 1.04% as of December 31, 2024.
•Insurance Agency income increased $858,000 or 17.9%, versus the same period in 2024, while pre-tax Insurance Agency net income increased $544,000 or 23.3% versus the same period in 2024.

•As of March 31, 2025, the Company's loan pipeline, consisting of work-in-process and loans approved pending closing, totaled $2.77 billion, with a weighted average interest rate of 6.31%.
Declaration of Quarterly Dividend
The Company’s Board of Directors declared a quarterly cash dividend of $0.24 per common share payable on May 30, 2025 to stockholders of record as of the close of business on May 16, 2025.
Results of Operations
Three months ended March 31, 2025 compared to the three months ended December 31, 2024
For the three months ended March 31, 2025, net income was $64.0 million, or $0.49 per basic and diluted share, compared to net income of $48.5 million, or $0.37 per basic and diluted share, for the three months ended December 31, 2024.
Net Interest Income and Net Interest Margin
Net interest income was $181.7 million for the three months ended March 31, 2025 and the trailing quarter, despite there being two fewer calendar days in the first quarter of 2025, primarily due to favorable repricing of deposits.
The Company’s net interest margin increased six basis points to 3.34% for the quarter ended March 31, 2025, from 3.28% for the trailing quarter. The weighted average yield on interest-earning assets for the quarter ended March 31, 2025 decreased three basis points to 5.63%, compared to the trailing quarter. The weighted average cost of interest-bearing liabilities for the quarter ended March 31, 2025 decreased 13 basis points from the trailing quarter to 2.90%. The average cost of interest-bearing deposits for the quarter ended March 31, 2025 decreased 17 basis points to 2.64%, compared to 2.81% for the trailing quarter. The average cost of total deposits, including non-interest-bearing deposits, was 2.11% for the quarter ended March 31, 2025, compared to 2.25% for the trailing quarter. The average cost of borrowed funds for the quarter ended March 31, 2025 was 3.76%, compared to 3.64% for the quarter ended December 31, 2024.
Provision for Credit Losses on Loans
For the quarter ended March 31, 2025, the Company recorded a $325,000 provision for credit losses on loans, compared with a provision for credit losses of $7.8 million for the quarter ended December 31, 2024. The decrease in the provision for credit losses for the quarter was primarily attributable to the change in a qualitative factor indexed to the forecasted unemployment rate that resulted in a decrease in reserves required on pooled loans within our CECL model. For the three months ended March 31, 2025, net charge-offs totaled $2.0 million, or an annualized four basis points of average loans, compared with net charge-offs of $5.5 million, or an annualized nine basis points of average loans, for the trailing quarter.
Non-Interest Income and Expense
For the three months ended March 31, 2025, non-interest income totaled $27.0 million, an increase of $2.9 million, compared to the trailing quarter. Insurance agency income increased $2.4 million to $5.7 million for the three months ended March 31, 2025, compared to the trailing quarter, mainly due to the receipt of contingent commissions and additional business in the current quarter. Additionally, other income increased $920,000 to $2.2 million for the three months ended March 31, 2025, compared to the trailing quarter, primarily due to an increase in profit on fixed asset sales, combined with an increase in net fees on loan-level interest rate swap transactions. Partially offsetting these increases to non-interest income, wealth management income decreased $327,000 to $7.3 million for the three months ended March 31, 2025, compared to the trailing quarter, mainly due to a decrease in the average market value of assets under management during the period, while BOLI income decreased $169,000 for the three months ended March 31, 2025, compared to the trailing quarter, primarily due to decreased equity valuations.
Non-interest expense totaled $116.3 million for the three months ended March 31, 2025, a decrease of $18.1 million, compared to $134.3 million for the trailing quarter. Merger-related expenses, which were completed at the end of 2024, decreased $20.2 million for the three months ended March 31, 2025, compared to the trailing quarter. Other operating expenses decreased $929,000 to $16.4 million for the three months ended March 31, 2025, compared to

$17.4 million for the trailing quarter, largely due to a prior quarter $1.4 million charge for contingent litigation reserves, combined with decreases in professional service and insurance expenses, partially offset by a $2.7 million write-down on a foreclosed property. Partially offsetting these decreases in non-interest expense, compensation and benefits expense increased $2.4 million to $62.4 million for the three months ended March 31, 2025, compared to $59.9 million for the trailing quarter. The increase in compensation and benefit expense was primarily due to increases in salary expense related to company-wide annual merit increases and severance expense, partially offset by a decrease in stock-based compensation. Additionally, net occupancy expense increased $1.4 million to $13.9 million for the three months ended March 31, 2025, compared to the trailing quarter, largely due to seasonal increases in snow removal, utilities and other maintenance costs.
The Company’s annualized adjusted non-interest expense as a percentage of average assets(1) totaled 1.92% for the quarter ended March 31, 2025, compared to 1.90% for the trailing quarter. The efficiency ratio (adjusted non-interest expense divided by the sum of net interest income and non-interest income)(1) was 54.43% for the three months ended March 31, 2025, compared to 55.43% for the trailing quarter.
Income Tax Expense
For the three months ended March 31, 2025, the Company's income tax expense was $27.8 million with an effective tax rate of 30.3%, compared with income tax expense of $14.2 million with an effective tax rate of 22.6% for the trailing quarter. The increase in tax expense and the effective tax rate for the three months ended March 31, 2025, compared with the trailing quarter was largely due to an increase in taxable income and a discrete item related to stock-based compensation, combined with a prior quarter $4.2 million tax benefit related to the revaluation of certain deferred tax assets to reflect the imposition by the State of New Jersey of a 2.5% Corporate Transit Fee, effective January 1, 2024.
Three months ended March 31, 2025 compared to the three months ended March 31, 2024
For the three months ended March 31, 2025, net income was $64.0 million, or $0.49 per basic and diluted share, compared to net income of $32.1 million, or $0.43 per basic and diluted share, for the three months ended March 31, 2024.
Net Interest Income and Net Interest Margin
Net interest income increased $88.1 million to $181.7 million for the three months ended March 31, 2025, from $93.7 million for same period in 2024. The increase in net interest income was favorably impacted by the net assets added in the May 16, 2024 acquisition of Lakeland and related accretion of purchase accounting adjustments.
The Company’s net interest margin increased 47 basis points to 3.34% for the quarter ended March 31, 2025, from 2.87% for the same period last year. The weighted average yield on interest-earning assets for the quarter ended March 31, 2025 increased 57 basis points to 5.63%, compared to 5.06% for the quarter ended March 31, 2024. The weighted average cost of interest-bearing liabilities increased 10 basis points for the quarter ended March 31, 2025 to 2.90%, compared to 2.80% for the first quarter of 2024. The average cost of interest-bearing deposits for the quarter ended March 31, 2025 was 2.64%, compared to 2.60% for the same period last year. Average non-interest-bearing demand deposits increased $1.65 billion to $3.72 billion for the quarter ended March 31, 2025, compared to $2.07 billion for the quarter ended March 31, 2024. The average cost of total deposits, including non-interest-bearing deposits, was 2.11% for the quarter ended March 31, 2025, compared with 2.04% for the quarter ended March 31, 2024. The average cost of borrowed funds for the quarter ended March 31, 2025 was 3.76%, compared to 3.60% for the same period last year.
Provision for Credit Losses on Loans
For the quarter ended March 31, 2025, the Company recorded a $325,000 provision for credit losses on loans, compared with a $200,000 provision for credit losses on loans for the quarter ended March 31, 2024. The increase in the provision for credit losses was due to an increase in specific reserves on impaired credits. For the three months ended March 31, 2025, net charge-offs totaled $2.0 million, or an annualized four basis points of average loans, compared with net charge-offs of $971,000, or an annualized four basis points of average loans, for the quarter ended March 31, 2024.

Non-Interest Income and Expense
Non-interest income totaled $27.0 million for the quarter ended March 31, 2025, an increase of $6.2 million, compared to the same period in 2024. Fee income increased $3.7 million to $9.7 million for the three months ended March 31, 2025, compared to the prior year quarter, primarily due to increases in deposit fee income, debit card related fee income and commercial loan prepayment fees, resulting from the Lakeland merger. Other income increased $1.4 million to $2.2 million for the three months ended March 31, 2025, compared to the quarter ended March 31, 2024, primarily due to an increase in profit on fixed asset sales, combined with an increase in net fees on loan-level interest rate swap transactions and an increase in gains on sales of mortgage loans. Insurance agency income increased $858,000 to $5.7 million for the three months ended March 31, 2025, compared to the quarter ended March 31, 2024, largely due to an increase in contingency income and business activity, while BOLI income increased $275,000 to $2.1 million for the three months ended March 31, 2025, compared to the prior year quarter, related to the addition of Lakeland's BOLI, partially offset by a decrease in equity valuations.
For the three months ended March 31, 2025, non-interest expense totaled $116.3 million, an increase of $44.4 million, compared to the three months ended March 31, 2024. Compensation and benefits expense increased $22.3 million to $62.4 million for three months ended March 31, 2025, compared to $40.0 million for the same period in 2024. The increase was primarily due to the addition of Lakeland, combined with an increase in salary expense associated with Company-wide annual merit increases. Amortization of intangibles increased $8.8 million to $9.5 million for the three months ended March 31, 2024, compared to $705,000 for 2024, largely due to core deposit intangible amortization related to the addition of Lakeland. Other operating expense increased $6.1 million to $16.4 million for the three months ended March 31, 2025, compared to $10.3 million for the three months ended March 31, 2024, largely due to the addition of Lakeland and a $2.7 million write-down on a foreclosed property in the current quarter. Net occupancy expense increased $5.4 million to $13.9 million for the three months ended March 31, 2024, compared to the same period in 2024, primarily due to increased depreciation and maintenance expenses because of the addition of Lakeland. Data processing expense increased $2.8 million to $9.6 million for three months ended March 31, 2025, compared to $6.8 million for the same period in 2024. The increase in data processing expense was primarily due to increases in software service, telecommunication and core service expenses, due to the addition of Lakeland. Additionally, FDIC insurance expense increased $1.1 million to $3.4 million for the three months ended March 31, 2025, compared to the same period in 2024, primarily due to increases in the assessment rate and average assets, as a result of the addition of Lakeland. Partially offsetting these increases in non-interest expense, merger-related expenses, which completed at the end of 2024 decreased $2.2 million for the three months ended March 31, 2025, compared to the same period in 2024.
The Company’s annualized adjusted non-interest expense as a percentage of average assets(1) was 1.92% for the quarter ended March 31, 2025, compared to 1.99% for the same period in 2024. The efficiency ratio (adjusted non-interest expense divided by the sum of net interest income and non-interest income)(1) was 54.43% for the three months ended March 31, 2025 compared to 60.82% for the same respective period in 2024.
Income Tax Expense
For the three months ended March 31, 2025, the Company's income tax expense was $27.8 million with an effective tax rate of 30.3%, compared with $10.9 million with an effective tax rate of 25.3% for the three months ended March 31, 2024. The increase in tax expense for the three months ended March 31, 2025, compared with the same period last year, was largely the result of an increase in taxable income and an increase in state tax rates as a result of the May 2024 Lakeland merger, as well as a discrete item related to stock-based compensation. The increase in state tax rates is a result of the Company no longer receiving benefit of a reduced New Jersey state rate available for the Company's REIT and New Jersey investment company subsidiaries. The state of New Jersey allows certain bank subsidiaries with assets under $15 billion to benefit from the lower rate, however due to the Lakeland merger in May of 2024, the $15 billion asset threshold was crossed and the increased New Jersey rate was applicable.

Asset Quality
The Company’s total non-performing loans as of March 31, 2025 were $103.2 million, or 0.54% of total loans, compared $72.1 million, or 0.39% of total loans as of December 31, 2024 and $35.5 million, or 0.35% of total loans as of March 31, 2024. The $31.2 million increase in non-performing loans as of March 31, 2025, compared to the trailing quarter, was primarily attributable to two loans: a $20.3 million commercial real estate loan secured by a mixed use property with a current loan-to value of 53% and an $11.5 million construction loan secured by a nearly complete warehouse facility with a current loan-to-value of 62%. These loans have no prior charge-off history and carry no specific reserve allocations. As of March 31, 2025, impaired loans totaled $86.1 million with related specific reserves of $7.9 million, compared with impaired loans totaling $55.4 million with related specific reserves of $7.5 million as of December 31, 2024. As of March 31, 2024, impaired loans totaled $40.1 million with related specific reserves of $8.2 million.
As of March 31, 2025, the Company’s allowance for credit losses related to the loan held for investment portfolio was 1.02% of total loans, compared to 1.04% and 0.98% as of December 31, 2024 and March 31, 2024, respectively. The allowance for credit losses decreased $1.7 million to $191.8 million as of March 31, 2025, from $193.4 million as of December 31, 2024. The decrease in the allowance for credit losses on loans at March 31, 2025 compared to December 31, 2024 was due to net charge-offs of $2.0 million, partially offset by a $325,000 provision for credit losses.

The following table shows accruing past due loans and non-accrual loans on the dates indicated, as well as certain asset quality ratios.

	March 31, 2025		December 31, 2024		March 31, 2024
	Number of Loans	Principal Balance of Loans	Number of Loans	Principal Balance of Loans	Number of Loans	Principal Balance of Loans
	(Dollars in thousands)
Accruing past due loans:
30 to 59 days past due:
Commercial mortgage loans	8	$13,696	7	$8,538	3	$5,052
Multi-family mortgage loans	1	7,433	—	—	4	12,069
Construction loans	—	—	—	—	—	—
Residential mortgage loans	27	6,905	22	6,388	11	3,568
Total mortgage loans	36	28,034	29	14,926	18	20,689
Commercial loans	37	13,472	23	4,248	11	4,493
Consumer loans	22	1,604	47	3,152	22	803
Total 30 to 59 days past due	95	$43,110	99	$22,326	51	$25,985

60 to 89 days past due:
Commercial mortgage loans	2	$196	4	$3,954	3	$1,148
Multi-family mortgage loans	—	—	—	—	—	—
Construction loans	—	—	—	—	—	—
Residential mortgage loans	18	5,009	17	5,049	6	804
Total mortgage loans	20	5,205	21	9,003	9	1,952
Commercial loans	15	3,743	9	2,377	3	332
Consumer loans	12	854	15	856	8	755
Total 60 to 89 days past due	47	9,802	45	12,236	20	3,039
Total accruing past due loans	142	$52,912	144	$34,562	71	$29,024

Non-accrual:
Commercial mortgage loans	18	$42,931	17	$20,883	8	$5,938
Multi-family mortgage loans	5	7,294	6	7,498	2	2,355
Construction loans	3	18,929	2	13,246	—	—
Residential mortgage loans	22	5,246	23	4,535	10	1,647
Total mortgage loans	48	74,400	48	46,162	20	9,940
Commercial loans	83	27,471	65	24,243	21	36,892
Consumer loans	19	1,352	23	1,656	11	760
Total non-accrual loans	150	$103,223	136	$72,061	52	$47,592

Non-performing loans to total loans		0.54%		0.39%		0.44%
Allowance for loan losses to total non-performing loans		185.78%		268.43%		223.63%
Allowance for loan losses to total loans		1.02%		1.04%		0.98%
The increase in accruing past due loans versus the trailing quarter was primarily attributable to two loans: a $10.5 million commercial real estate loan which is expected to be fully resolved in the second quarter through the completion of a pending note sale and a $7.4 million commercial real estate loan that is in the process of refinancing with the Company.
As of March 31, 2025 and December 31, 2024, the Company held foreclosed assets of $6.8 million and $9.5 million, respectively. Foreclosed assets as of March 31, 2025 were comprised of commercial real estate. Total non-performing assets as of March 31, 2025 increased $28.4 million to $110.0 million, or 0.45% of total assets, from $81.5 million, or 0.34% of total assets as of December 31, 2024. During the three months ended March 31, 2025, there was a write-down of a foreclosed commercial property of $2.7 million based on a contracted sales price. The sale of this property is expected to close in the second quarter of 2025, reducing foreclosed assets by $5.8 million.
Balance Sheet Summary
Total assets as of March 31, 2025 were $24.22 billion, a $172.9 million increase from December 31, 2024. The increase in total assets was primarily due to a $132.0 million increase in total loans and a $110.5 million increase in total investments, partially offset by a decrease in intangible and other assets.
The Company’s loans held for investment portfolio totaled $18.79 billion as of March 31, 2025 and $18.66 billion as of December 31, 2024. The portfolio consisted of the following:

	March 31, 2025	December 31, 2024
	(Dollars in thousands)
Mortgage loans:
Commercial	$7,295,651	$7,228,078
Multi-family	3,458,190	3,382,933
Construction	756,356	823,503
Residential	1,994,404	2,010,637
Total mortgage loans	13,504,601	13,445,151
Commercial loans	4,682,902	4,608,600
Consumer loans	613,453	613,819
Total gross loans	18,800,956	18,667,570
Premiums on purchased loans	1,337	1,338
Net deferred fees and unearned discounts	(10,922)	(9,538)
Total loans	$18,791,371	$18,659,370
During the three months ended March 31, 2025, the loans held for investment portfolio had net increases of $75.3 million of multi-family loans, $74.3 million of commercial loans and $67.6 million of commercial mortgage loans, partially offset by net decreases of $67.1 million of construction loans and $16.2 million of residential mortgage loans. Total commercial loans, consisting of commercial real estate, multi-family, commercial and construction loans, represented 86.1% of the loan portfolio as of March 31, 2025, compared to 85.9% as of December 31, 2024.
For the three months ended March 31, 2025, loan funding, including advances on lines of credit, totaled $1.93 billion, compared with $622.7 million for the same period in 2024.
As of March 31, 2025, the Company’s unfunded loan commitments totaled $2.88 billion, including commitments of $1.75 billion in commercial loans, $517.7 million in construction loans and $141.4 million in commercial mortgage loans. Unfunded loan commitments as of December 31, 2024 and March 31, 2024 were $2.73 billion and $1.97 billion, respectively.
The loan pipeline, consisting of work-in-process and loans approved pending closing, totaled $2.77 billion as of March 31, 2025, compared to $1.79 billion and $1.08 billion as of December 31, 2024 and March 31, 2024, respectively.
Total investment securities were $3.34 billion as of March 31, 2025, a $110.5 million increase from December 31, 2024. This increase was primarily due to purchases of mortgage-backed and municipal securities and a decrease in unrealized losses on available for sale debt securities.
Total deposits decreased $175.0 million during the three months ended March 31, 2025, to $18.45 billion. Total savings and demand deposit accounts decreased $172.5 million to $15.28 billion as of March 31, 2025, while total time deposits decreased $2.4 million to $3.17 billion as of March 31, 2025. The decrease in savings and demand deposits consisted of a $142.8 million decrease in interest bearing demand deposits, a $22.0 million decrease in money market deposits and a $8.7 million decrease in savings deposits, partially offset by a $1.1 million increase in non-interest-bearing demand deposits. Within total savings and demand deposits, total municipal deposits decreased $130.8 million to $3.38 billion as of March 31, 2025, mainly due to seasonal outflows. The decrease in time deposits consisted of a $78.6 million decrease in retail time deposits, partially offset by a $76.2 million increase in brokered time deposits.
Borrowed funds increased $315.8 million during the three months ended March 31, 2025, to $2.34 billion. The increase in borrowings was largely due to asset funding requirements. Borrowed funds represented 9.6% of total assets as of March 31, 2025, an increase from 8.4% as of December 31, 2024.
Stockholders’ equity increased $57.6 million during the three months ended March 31, 2025, to $2.66 billion, primarily due to net income earned for the period and a decrease in unrealized losses on available for sale debt securities, partially offset by cash dividends paid to stockholders. For the three months ended March 31, 2025, common stock repurchases totaled 99,541 shares at an average cost of $18.19 per share, all of which were made in connection with withholding to cover income taxes on the vesting of stock-based compensation. As of March 31, 2025, approximately 873,000 shares remained eligible for repurchase under the current authorization. Book value per share and tangible book value per share(1) as of March 31, 2025 were $20.35 and $14.15, respectively, compared with $19.93 and $13.66, respectively, as of December 31, 2024.
About the Company
Provident Financial Services, Inc. is the holding company for Provident Bank, a community-oriented bank offering "Commitment you can count on" since 1839. Provident Bank provides a comprehensive array of financial products and services through its network of branches throughout New Jersey, Bucks, Lehigh and Northampton counties in Pennsylvania, as well as Orange, Queens and Nassau Counties in New York. The Bank also provides fiduciary and wealth management services through its wholly owned subsidiary, Beacon Trust Company and insurance services through its wholly owned subsidiary, Provident Protection Plus, Inc.
Post Earnings Conference Call
Representatives of the Company will hold a conference call for investors on Friday, April 25, 2025 at 10:00 a.m. Eastern Time to discuss the Company’s financial results for the quarter ended March 31, 2025. The call may be accessed by dialing 1-888-412-4131 (United States Toll Free) and 1-646-960-0134 (United States Local). Speakers will need to enter conference ID code (3610756) before being met by a live operator. Internet access to the call is also available (listen only) at provident.bank by going to Investor Relations and clicking on "Webcast."
Forward Looking Statements
Certain statements contained herein are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” "project," "intend," “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those set forth in Item 1A of the Company's Annual Report on Form 10-K, as supplemented by its Quarterly Reports on Form 10-Q, and those related to the economic environment, particularly in the market areas in which the Company operates, inflation and unemployment, competitive products and pricing, real estate values, fiscal and monetary policies of the U.S. Government, the effects of the recent turmoil in the banking industry, changes in accounting policies and practices that may be adopted by the regulatory agencies and the accounting standards setters, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, potential goodwill impairment, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets, the availability of and costs associated with sources of liquidity, and the impact of a potential shutdown of the federal government.
The Company cautions readers not to place undue reliance on any such forward-looking statements which speak only as of the date they are made. The Company advises readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not assume any duty, and does not undertake, to update any forward-looking statements to reflect events or circumstances after the date of this statement.

Footnotes
(1) Annualized adjusted pre-tax, pre-provision return on average assets, annualized return on average tangible equity, tangible book value per share, annualized adjusted non-interest expense as a percentage of average assets and the efficiency ratio are non-GAAP financial measures. Please refer to the Notes following the Consolidated Financial Highlights which contain the reconciliation of GAAP to non-GAAP financial measures and the associated calculations.

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Consolidated Financial Highlights
(Dollars in Thousands, except share data) (Unaudited)

	As of or for the Three months ended
	March 31,	December 31,	March 31,
	2025	2024	2024
Statement of Income
Net interest income	$181,728	$181,737	$93,670
Provision for credit losses	638	8,880	186
Non-interest income	27,030	24,175	20,807
Non-interest expense	116,267	134,323	71,321
Income before income tax expense	91,853	62,709	42,970
Net income	64,028	48,524	32,082
Diluted earnings per share	$0.49	$0.37	$0.43
Interest rate spread	2.73%	2.63%	2.26%
Net interest margin	3.34%	3.28%	2.87%

Profitability
Annualized return on average assets	1.08%	0.81%	0.92%
Annualized adjusted return on average assets (1)	1.11%	1.05%	0.97%
Annualized return on average equity	9.84%	7.36%	7.60%
Annualized adjusted return on average equity (1)	10.13%	9.53%	8.04%
Annualized return on average tangible equity (1)	15.73%	12.21%	10.40%
Annualized adjusted return on average tangible equity (1)	16.15%	15.39%	11.16%
Annualized adjusted non-interest expense to average assets (3)	1.92%	1.90%	1.99%
Efficiency ratio (4)	54.43%	55.43%	60.82%

Asset Quality
Non-accrual loans	$103,223	$72,061	$47,592
90+ and still accruing	—	—	—
Non-performing loans	103,223	72,061	47,592
Foreclosed assets	6,755	9,473	11,324
Non-performing assets	109,978	81,534	58,916
Non-performing loans to total loans	0.54%	0.39%	0.44%
Non-performing assets to total assets	0.45%	0.34%	0.42%
Allowance for loan losses	$191,770	$193,432	$106,429
Allowance for loan losses to total non-performing loans	185.78%	268.43%	223.63%
Allowance for loan losses to total loans	1.02%	1.04%	0.98%
Net loan charge-offs	$1,987	$5,493	$971
Annualized net loan charge-offs to average total loans	0.04%	0.12%	0.04%

Average Balance Sheet Data
Assets	$24,049,318	$23,908,514	$14,093,767
Loans, net	18,590,877	18,487,443	10,668,992
Earning assets	21,946,053	21,760,458	12,862,910
Core deposits	15,497,343	15,581,608	9,129,244
Borrowings	1,918,069	1,711,806	1,940,981
Interest-bearing liabilities	17,297,892	17,093,382	10,074,106
Stockholders' equity	2,638,361	2,624,019	1,698,170
Average yield on interest-earning assets	5.63%	5.66%	5.06%
Average cost of interest-bearing liabilities	2.90%	3.03%	2.80%

Notes and Reconciliation of GAAP and Non-GAAP Financial Measures
(Dollars in Thousands, except share data)
The Company has presented the following non-GAAP (U.S. Generally Accepted Accounting Principles) financial measures because it believes that these measures provide useful and comparative information to assess trends in the Company’s results of operations and financial condition. Presentation of these non-GAAP financial measures is consistent with how the Company evaluates its performance internally and these non-GAAP financial measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the Company’s industry. Investors should recognize that the Company’s presentation of these non-GAAP financial measures might not be comparable to similarly titled measures of other companies. These non-GAAP financial measures should not be considered a substitute for GAAP basis measures and the Company strongly encourages a review of its condensed consolidated financial statements in their entirety.

(1) Annualized Adjusted Return on Average Assets, Equity and Tangible Equity
	Three Months Ended
	March 31,	December 31,	March 31,
	2025	2024	2024
Net Income	$64,028	$48,524	$32,082
Write-down on ORE property	2,690	—	—
Merger-related transaction costs	—	20,184	2,202
Less: income tax expense	(809)	(5,819)	(342)
Annualized adjusted net income	$65,909	$62,889	$33,942
Less: Amortization of Intangibles (net of tax)	$6,642	$6,649	$493
Annualized adjusted net income for annualized adjusted return on average tangible equity	$72,551	$69,538	$34,434

Annualized Adjusted Return on Average Assets	1.11%	1.05%	0.97%
Annualized Adjusted Return on Average Equity	10.13%	9.53%	8.04%
Annualized Adjusted Return on Average Tangible Equity	16.15%	15.39%	11.16%

(2) Annualized adjusted pre-tax, pre-provision ("PTPP") returns on average assets, average equity and average tangible equity
	Three Months Ended
	March 31,	December 31,	March 31,
	2025	2024	2024
Net income	$64,028	$48,524	$32,082
Adjustments to net income:
Provision charge (benefit) for credit losses	638	8,880	(320)
Write-down on ORE property	2,690	—	—
Merger-related transaction costs	—	20,184	2,202
Income tax expense	27,825	14,185	10,888
PTPP income	$95,181	$91,773	$44,852

Annualized adjusted PTPP income	$386,012	$365,097	$180,394
Average assets	$24,049,318	$23,908,514	$14,093,767
Average equity	$2,638,361	$2,624,019	$1,698,170
Average tangible equity	$1,822,407	$1,797,994	$1,240,475

Annualized adjusted PTPP return on average assets	1.61%	1.53%	1.28%
Annualized adjusted PTPP return on average equity	14.63%	13.91%	10.62%
Annualized adjusted PTPP return on average tangible equity	21.18%	20.31%	14.54%

(3) Annualized Return on Average Tangible Equity
	Three Months Ended
	March 31,	December 31,	March 31,
	2025	2024	2024
Total average stockholders' equity	$2,638,361	$2,624,019	$1,698,170
Less: total average intangible assets	815,954	826,025	457,695
Total average tangible stockholders' equity	$1,822,407	$1,797,994	$1,240,475

Net income	64,028	48,524	32,082
Less: Amortization of Intangibles, net of tax	6,642	6,649	493

Total net income	$70,670	$55,173	$32,575

Annualized return on average tangible equity (net income/total average tangible stockholders' equity)	15.73%	12.21%	10.56%

(4) Annualized Adjusted Non-Interest Expense to Average Assets
	Three Months Ended
	March 31,	December 31,	March 31,
	2025	2024	2024
Reported non-interest expense	$116,267	$134,323	$71,321
Adjustments to non-interest expense:
Credit loss (benefit) expense for off-balance sheet credit exposures	—	—	(506)
Write-down on ORE property	2,690	—	—
Merger-related transaction costs	—	20,184	2,202
Adjusted non-interest expense	$113,577	$114,139	$69,625

Annualized adjusted non-interest expense	$460,618	$454,075	$280,030

Average assets	$24,049,318	$23,908,514	$14,093,767

Annualized adjusted non-interest expense/average assets	1.92%	1.90%	1.99%

(5) Efficiency Ratio Calculation
	Three Months Ended
	March 31,	December 31,	March 31,
	2025	2024	2024
Net interest income	$181,728	$181,737	$93,670
Non-interest income	27,030	24,175	20,807
Adjustments to non-interest income:
Net (gain) loss on securities transactions	(87)	14	1
Adjusted non-interest income	$26,943	$24,189	$20,808
Total income	$208,671	$205,926	$114,478

Adjusted non-interest expense	$113,577	$114,139	$69,625

Efficiency ratio (adjusted non-interest expense/income)	54.43%	55.43%	60.82%

(6) Book and Tangible Book Value per Share	Three Months Ended
	March 31,	December 31,	March 31,
	2025	2024	2024
Total stockholders' equity	$2,658,794	$2,601,207	$1,695,162
Less: total intangible assets	809,725	819,230	457,239
Total tangible stockholders' equity	$1,849,069	$1,781,977	$1,237,923

Shares outstanding	130,661,195	130,489,493	75,928,193

Book value per share (total stockholders' equity/shares outstanding)	$20.35	$19.93	$22.33
Tangible book value per share (total tangible stockholders' equity/shares outstanding)	$14.15	$13.66	$16.30

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Consolidated Statements of Financial Condition
March 31, 2025 (Unaudited) and December 31, 2024
(Dollars in Thousands)

Assets	March 31, 2025	December 31, 2024
Cash and cash equivalents	$234,076	$205,939
Available for sale debt securities, at fair value	2,878,785	2,768,915
Held to maturity debt securities, (net of $17,000 allowance as of March 31, 2025 (unaudited) and $14,000 allowance as of December 31, 2024)	314,005	327,623
Equity securities, at fair value	19,871	19,110
Federal Home Loan Bank stock	126,271	112,767
Loans held for sale	149,961	162,453
Loans held for investment	18,791,371	18,659,370
Less allowance for credit losses	191,770	193,432
Net loans	18,749,562	18,628,391
Foreclosed assets, net	6,755	9,473
Banking premises and equipment, net	115,424	119,622
Accrued interest receivable	91,776	91,160
Intangible assets	809,725	819,230
Bank-owned life insurance	407,986	405,893
Other assets	470,523	543,702
Total assets	$24,224,759	$24,051,825

Liabilities and Stockholders' Equity
Deposits:
Demand deposits	$13,612,189	$13,775,991
Savings deposits	1,670,920	1,679,667
Certificates of deposit of $250,000 or more	767,626	789,342
Other time deposits	2,398,128	2,378,813
Total deposits	18,448,863	18,623,813
Mortgage escrow deposits	51,261	42,247
Borrowed funds	2,336,191	2,020,435
Subordinated debentures	402,853	401,608
Other liabilities	326,797	362,515
Total liabilities	21,565,965	21,450,618

Stockholders' equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, none issued	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized, 137,565,966 shares issued and 130,663,184 shares outstanding as of March 31, 2025 and 130,489,493 outstanding as of December 31, 2024.	1,376	1,376
Additional paid-in capital	1,836,665	1,834,495
Retained earnings	1,021,266	989,111
Accumulated other comprehensive loss	(110,246)	(135,355)
Treasury stock	(90,267)	(88,420)
Total stockholders' equity	2,658,794	2,601,207
Total liabilities and stockholders' equity	$24,224,759	$24,051,825

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Consolidated Statements of Income
Three months ended March 31, 2025, December 31, 2024 and March 31, 2024
(Dollars in Thousands, except per share data) (Unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2025	2024	2024
Interest and dividend income:
Real estate secured loans	$187,054	$194,236	$107,456
Commercial loans	75,819	75,978	36,100
Consumer loans	10,158	10,815	4,523
Available for sale debt securities, equity securities and Federal Home Loan Bank stock	29,644	27,197	12,330
Held to maturity debt securities	1,996	2,125	2,268
Deposits, federal funds sold and other short-term investments	675	1,596	1,182
Total interest income	305,346	311,947	163,859

Interest expense:
Deposits	97,420	105,922	52,534
Borrowed funds	17,778	15,652	17,383
Subordinated debt	8,420	8,636	272
Total interest expense	123,618	130,210	70,189
Net interest income	181,728	181,737	93,670
Provision charge for credit losses	638	8,880	(320)
Net interest income after provision for credit losses	181,090	172,857	93,990

Non-interest income:
Fees	9,655	9,687	5,912
Wealth management income	7,328	7,655	7,488
Insurance agency income	5,651	3,289	4,793
Bank-owned life insurance	2,092	2,261	1,817
Net gain (loss) on securities transactions	87	(14)	(1)
Other income	2,217	1,297	798
Total non-interest income	27,030	24,175	20,807

Non-interest expense:
Compensation and employee benefits	62,366	59,937	40,048
Net occupancy expense	13,927	12,562	8,520
Data processing expense	9,605	9,881	6,783
FDIC Insurance	3,385	3,411	2,272
Amortization of intangibles	9,501	9,511	705
Advertising and promotion expense	1,060	1,485	966
Merger-related expenses	—	20,184	2,202
Other operating expenses	16,423	17,352	10,331
Total non-interest expense	116,267	134,323	71,827
Income before income tax expense	91,853	62,709	42,970
Income tax expense	27,825	14,185	10,888
Net income	$64,028	$48,524	$32,082

Basic earnings per share	$0.49	$0.37	$0.43
Average basic shares outstanding	130,325,393	130,067,244	75,260,029

Diluted earnings per share	$0.49	$0.37	$0.43
Average diluted shares outstanding	130,380,475	130,163,872	75,275,660

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Net Interest Margin Analysis
Quarterly Average Balances
(Dollars in Thousands) (Unaudited)
	March 31, 2025			December 31, 2024			March 31, 2024
	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost
Interest-Earning Assets:
Deposits	$80,074	$675	4.21%	$117,998	$1,596	5.38%	$87,869	$1,182	5.41%
Available for sale debt securities	2,827,699	27,621	3.89%	2,720,066	25,064	3.69%	1,673,950	10,022	2.39%
Held to maturity debt securities, net (1)	320,036	1,996	2.50%	328,147	2,125	2.59%	357,246	2,268	2.54%
Equity securities, at fair value	19,840	—	—%	19,920	—	—%	1,099	—	—%
Federal Home Loan Bank stock	107,527	2,023	7.53%	86,885	2,134	9.82%	73,754	2,308	12.52%
Net loans: (2)
Total mortgage loans	13,297,168	187,054	5.70%	13,287,942	194,236	5.75%	7,990,218	107,456	5.33%
Total commercial loans	4,684,572	75,819	6.56%	4,587,048	75,978	6.54%	2,381,965	36,100	6.03%
Total consumer loans	609,137	10,158	6.76%	612,453	10,815	7.02%	296,809	4,523	6.13%
Total net loans	18,590,877	273,031	5.95%	18,487,443	281,029	5.99%	10,668,992	148,079	5.51%
Total interest-earning assets	$21,946,053	$305,346	5.63%	$21,760,458	$311,947	5.66%	$12,862,910	$163,859	5.06%

Non-Interest Earning Assets:
Cash and due from banks	134,205			159,151			116,563
Other assets	1,969,060			1,988,905			1,114,294
Total assets	$24,049,318			$23,908,514			$14,093,767

Interest-Bearing Liabilities:
Demand deposits	$10,095,570	$65,433	2.63%	$10,115,827	$71,265	2.80%	$5,894,062	$41,566	2.84%
Savings deposits	1,682,596	924	0.22%	1,677,725	968	0.23%	1,163,181	637	0.22%
Time deposits	3,199,620	31,063	3.94%	3,187,172	33,689	4.21%	1,065,170	10,331	3.90%
Total Deposits	14,977,786	97,420	2.64%	14,980,724	105,922	2.81%	8,122,413	52,534	2.60%

Borrowed funds	1,918,069	17,778	3.76%	1,711,806	15,652	3.64%	1,940,981	17,383	3.60%
Subordinated debentures	402,037	8,420	8.49%	400,852	8,636	8.57%	10,712	272	10.23%
Total interest-bearing liabilities	17,297,892	123,618	2.90%	17,093,382	130,210	3.03%	10,074,106	70,189	2.80%

Non-Interest Bearing Liabilities:
Non-interest bearing deposits	3,719,177			3,788,056			2,072,001
Other non-interest bearing liabilities	393,888			403,057			249,490
Total non-interest bearing liabilities	4,113,065			4,191,113			2,321,491
Total liabilities	21,410,957			21,284,495			12,395,597
Stockholders' equity	2,638,361			2,624,019			1,698,170
Total liabilities and stockholders' equity	$24,049,318			$23,908,514			$14,093,767

Net interest income		$181,728			$181,737			$93,670

Net interest rate spread			2.73%			2.63%			2.26%
Net interest-earning assets	$4,648,161			$4,667,076			$2,788,804

Net interest margin (3)			3.34%			3.28%			2.87%

Ratio of interest-earning assets to total interest-bearing liabilities	1.27x			1.27x			1.28x

(1)	Average outstanding balance amounts shown are amortized cost, net of allowance for credit losses.
(2)	Average outstanding balances are net of the allowance for loan losses, deferred loan fees and expenses, loan premiums and discounts and include loans held for sale and non-accrual loans.
(3)	Annualized net interest income divided by average interest-earning assets.

The following table summarizes the quarterly net interest margin for the previous five quarters.
	3/31/25	12/31/24	9/30/24	6/30/24	3/31/24
	1st Qtr.	4th Qtr.	3rd Qtr.	2nd Qtr.	1st Qtr.
Interest-Earning Assets:
Securities	3.86%	3.78%	3.69%	3.40%	2.87%
Net loans	5.95%	5.99%	6.21%	6.05%	5.51%
Total interest-earning assets	5.63%	5.66%	5.84%	5.67%	5.06%

Interest-Bearing Liabilities:
Total deposits	2.64%	2.81%	2.96%	2.84%	2.60%
Total borrowings	3.76%	3.64%	3.73%	3.83%	3.60%
Total interest-bearing liabilities	2.90%	3.03%	3.19%	3.09%	2.80%

Interest rate spread	2.73%	2.63%	2.65%	2.58%	2.26%
Net interest margin	3.34%	3.28%	3.31%	3.21%	2.87%

Ratio of interest-earning assets to interest-bearing liabilities	1.27x	1.27x	1.26x	1.25x	1.28x

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Net Interest Margin Analysis
Average Year to Date Balances
(Dollars in Thousands) (Unaudited)

	March 31, 2025			March 31, 2024
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
Interest-Earning Assets:
Deposits	$80,074	$675	4.21%	$87,869	$1,182	5.41%
Available for sale debt securities	2,827,699	27,621	3.89%	1,673,950	10,022	2.39%
Held to maturity debt securities, net (1)	320,036	1,996	2.50%	357,246	2,268	2.54%
Equity securities, at fair value	19,840	—	—%	1,099	—	—%
Federal Home Loan Bank stock	107,527	2,023	7.53%	73,754	2,308	12.52%
Net loans: (2)
Total mortgage loans	13,297,168	187,054	5.70%	7,990,218	107,456	5.33%
Total commercial loans	4,684,572	75,819	6.56%	2,381,965	36,100	6.03%
Total consumer loans	609,137	10,158	6.76%	296,809	4,523	6.13%
Total net loans	18,590,877	273,031	5.95%	10,668,992	148,079	5.51%
Total interest-earning assets	$21,946,053	$305,346	5.63%	$12,862,910	$163,859	5.06%

Non-Interest Earning Assets:
Cash and due from banks	134,205			116,563
Other assets	1,969,060			1,114,294
Total assets	$24,049,318			$14,093,767

Interest-Bearing Liabilities:
Demand deposits	$10,095,570	$65,433	2.63%	$5,894,062	$41,566	2.84%
Savings deposits	1,682,596	924	0.22%	1,163,181	637	0.22%
Time deposits	3,199,620	31,063	3.94%	1,065,170	10,331	3.90%
Total deposits	14,977,786	97,420	2.64%	8,122,413	52,534	2.60%
Borrowed funds	1,918,069	17,778	3.76%	1,940,981	17,383	3.60%
Subordinated debentures	402,037	8,420	8.49%	10,712	272	10.23%
Total interest-bearing liabilities	$17,297,892	$123,618	2.90%	$10,074,106	$70,189	2.80%

Non-Interest Bearing Liabilities:
Non-interest bearing deposits	3,719,177			2,072,001
Other non-interest bearing liabilities	393,888			249,490
Total non-interest bearing liabilities	4,113,065			2,321,491
Total liabilities	21,410,957			12,395,597
Stockholders' equity	2,638,361			1,698,170
Total liabilities and stockholders' equity	$24,049,318			$14,093,767

Net interest income		$181,728			$93,670

Net interest rate spread			2.73%			2.26%
Net interest-earning assets	$4,648,161			$2,788,804

Net interest margin (3)			3.34%			2.87%

Ratio of interest-earning assets to total interest-bearing liabilities	1.27x			1.28x

(1) Average outstanding balance amounts shown are amortized cost, net of allowance for credit losses.
(2) Average outstanding balance are net of the allowance for loan losses, deferred loan fees and expenses, loan premium and discounts and include loans held for sale and non-accrual loans.
(3) Annualized net interest income divided by average interest-earning assets.

The following table summarizes the year-to-date net interest margin for the previous three years.

	Three Months Ended
	March 31, 2025	March 31, 2024	March 31, 2023
Interest-Earning Assets:
Securities	3.86%	2.87%	2.52%
Net loans	5.95%	5.51%	5.12%
Total interest-earning assets	5.63%	5.06%	4.63%

Interest-Bearing Liabilities:
Total deposits	2.64%	2.60%	1.39%
Total borrowings	3.76%	3.60%	2.48%
Total interest-bearing liabilities	2.90%	2.80%	1.54%

Interest rate spread	2.73%	2.26%	3.09%
Net interest margin	3.34%	2.87%	3.48%

Ratio of interest-earning assets to interest-bearing liabilities	1.27x	1.28x	1.34x